Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

September 30, 2014

Dear Shareholders, Customers, and Fellow Team Employees,

I am pleased to announce that our Company reported positive financial results for the first nine months of 2014, including net income of approximately $3.3 million ($0.95 basic earnings per share), a $10 million increase in our loan portfolio, the repurchase of 75,000 common shares, increased net interest income, a $3.2 million increase in shareholders’ equity and increased dividend payments.

Team members also continue to exceed expectations for the successful purchase of The Ohio State Bank, which we expect to complete during the fourth quarter. We believe this purchase will generate attractive returns and be an effective use of capital for our shareholders because of anticipated increased earnings and significant opportunities for growth in Marion, Delaware and surrounding counties.

I continue to be optimistic about the long-term future of our Company.  This belief comes not from the ability to predict when interest rates will move higher or whether the economy will continue to grow, but is firmly placed on the character and abilities of my fellow team members.  The foundation for continued success for our Company is derived from their exceptional ability to identify the best growth opportunities, balance risk with return, adapt to rapidly changing technologies and threats, and our shared cultural values of respect and accountability toward our customers, shareholders, colleagues, and communities.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Nine months ended September 30, 2014	Nine months ended September 30, 2013
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 14,471	$ 14,649
Interest expense	2,011	2,454
Net interest income	12,460	12,195
Provision for loan losses	115	(300)
Net interest income after provision for loan losses	12,345	12,495
Non-interest income	3,141	3,318
Non-interest expenses	11,426	11,270
Income before income taxes	4,060	4,543
Provision for income taxes	796	982
Net income	$ 3,264	$ 3,561

Average common shares outstanding	3,419,154	3,446,806

PER COMMON SHARE
Net income	$ 0.95	$ 1.03
Book value	$19.67	$18.36
Tangible book value	$17.10	$15.83
Closing price	$14.98	$12.75

FINANCIAL RATIOS
Return on average assets	0.75%	0.85%
Return on average equity	6.75%	7.49%
Net interest margin	3.31%	3.30%
Efficiency ratio	70.20%	69.49%
Loans to deposits	60.21%	65.06%
Allowance for loan losses to loans	1.32%	1.59%

PERIOD END BALANCES
	As of September 30, 2014	As of December 31, 2013
Assets	$595,169	$556,235
Loans	$305,337	$295,313
Deposits	$507,527	$468,000
Shareholders' equity	$ 66,231	$ 63,008

Common shares outstanding	3,367,735	3,442,051

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Diana L. Engelhardt - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

H. Edward Rigel

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211